THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Exhibit 23

CONSENT AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULE

The Board of Directors

THE COOPER COMPANIES, INC.:

Under date December 10, 2004, we reported on the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries (the “Company”) as of October 31, 2004 and 2003, and the related consolidated statements of income, cash flows and comprehensive income for each of the years in the three-year period ended October 31, 2004, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in Item 15 of the Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in Registration Statement Nos. 33-50016, 33-11298, 333-22417, 333-25051, 333-27639, 333-40431, 333-80795, 333-48152, 333-34206 and 333-108066 on Forms S-3, Registration Statement No. 333-118422 on Form S-4 and Registration Statement Nos. 333-10997, 33-27938, 33-36325, 33-36326, 333-58839, 333-67954, 333-101366 33-104346 and 333-115520 on Forms S-8 of The Cooper Companies, Inc. of our reports dated December 10, 2004, relating to the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 2004 and 2003 and the related consolidated statements of income, cash flows and comprehensive income for each of the years in the three-year period ended October 31, 2004, and related schedule, which reports are included herein.

KPMG LLP

San Francisco, California

January 13, 2005